UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934

Amendment No.:  3

Name of Issuer:  Hanover Direct, Inc.

Title of Class of Securities: Common Stock, $0.66 2/3 par value

CUSIP Number:  440506 10 3


  (Date of Event Which Requires Filing of this Statement)

                     December 31, 1998

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/ / Rule 13d-1(b)
/X/ Rule 13d-1(c)
/ / Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of
Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP Number: 440506 10 3

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

         Basil P. Regan


2.  Check the Appropriate Box if a Member of a Group

         a.
         b.   X

3.  SEC Use Only


4.  Citizenship or Place of Organization

         United States

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:

          4,492,950

6.  Shared Voting Power:

         33,928,900

7.  Sole Dispositive Power:

          4,492,950

8.  Shared Dispositive Power:

         33,928,900

9.  Aggregate Amount Beneficially Owned by Each Reporting
Person

         38,421,850

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares

11. Percent of Class Represented by Amount in Row (9)

          18.23%

12. Type of Reporting Person

          IN

CUSIP Number: 440506 10 3

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

          Regan Partners, L.P.


2.  Check the Appropriate Box if a Member of a Group

          a.
          b.  X

3.  SEC Use Only


4.  Citizenship or Place of Organization

          New Jersey

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:



6.  Shared Voting Power:

          21,890,500

7.  Sole Dispositive Power:



8.  Shared Dispositive Power:

          21,890,500

9.  Aggregate Amount Beneficially Owned by Each Reporting
    Person

          21,890,500

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares

11. Percent of Class Represented by Amount in Row (9)

          10.4%

12. Type of Reporting Person

          PN

CUSIP Number: 440506 10 3

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

          Regan International Fund Limited


2.  Check the Appropriate Box if a Member of a Group

          a.
          b.  X

3.  SEC Use Only


4.  Citizenship or Place of Organization

          British Virgin Islands

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:



6.  Shared Voting Power:

          12,038,400

7.  Sole Dispositive Power:



8.  Shared Dispositive Power:

          12,038,400

9.  Aggregate Amount Beneficially Owned by Each Reporting
    Person

          12,038,400

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares

11. Percent of Class Represented by Amount in Row (9)

          5.7%

12. Type of Reporting Person

          CO

CUSIP Number: 440506 10 3

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

          Regan Fund Management Ltd.


2.  Check the Appropriate Box if a Member of a Group

          a.
          b.  X

3.  SEC Use Only


4.  Citizenship or Place of Organization

          New York

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:



6.  Shared Voting Power:

          12,038,400

7.  Sole Dispositive Power:



8.  Shared Dispositive Power:

          12,038,400

9.  Aggregate Amount Beneficially Owned by Each Reporting
    Person

          12,038,400

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares

11. Percent of Class Represented by Amount in Row (9)

          5.7%

12. Type of Reporting Person

          CO

Item 1(a) Name of Issuer:  Hanover Direct, Inc.

      (b) Address of Issuer's Principal Executive Offices:

          1500 Harbor Blvd.
          Weehawken, New Jersey 07087

Item 2(a) - (c).  Name, Principal Business Address, and
Citizenship of Persons Filing:

          Basil P. Regan, Regan Partners, L.P. and Regan
          Fund Management Ltd.
          6 East 43rd St.
          New York, New York 10017

          Regan International Fund Limited
          c/o HWR Services Limited
          P.O. Box 71
          Craigmuir Chambers
          Road Town, Tortola
          British Virgin Islands

          Basil P. Regan - United States citizen
          Regan Partners, L.P. - New Jersey limited partnership
          Regan International Fund Limited - British Virgin
          Islands corporation
          Regan Fund Management Ltd. - New York corporation

    (d)   Title of Class of Securities:  Common Stock, $0.66
          2/3 par value


    (e)   CUSIP Number:  440506 10 3

Item 3.  If this statement is filed pursuant to Rule
13d-1(b)(1) or 13d-2(b) or (c) check whether the person filing is:

    (a) / / Broker or dealer registered under Section 15 of the Act,

    (b)  / / Bank as defined in Section 3(a)(6) of the Act,

    (c)  / / Insurance Company as defined in
             Section 3(a)(19) of the Act,

    (d) / / Investment Company registered under Section 8 of the Investment Company Act,

    (e) / / Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee
             Retirement Income Security Act of 1974 or
             Endowment Fund,

    (g)  / / Parent Holding Company, in accordance with Rule
             13d-1(b)(ii)(G),

    (h) / / Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act,

    (i) / / Church plan excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act,

    (j)  / / Group, in accordance with Rule 13d-
             1(b)(1)(ii)(H).

If this statement is filed pursuant to Rule 13d-1(c), check this box. /X/

 Item 4. Ownership.

         (a) Amount Beneficially Owned: 38,421,850 shares owned by Basil P. Regan; 21,890,500 shares owned by Regan Partners, L.P.; 12,038,400 shares owned by Regan International Fund
             Limited and Regan Fund Management Ltd.

         (b) Percent of Class: 18.23% by Basil P.Regan;
             10.4% by Regan Partners, L.P.; 5.7% by Regan
             International Fund Limited and Regan Fund
             Management Ltd.

         (c) Basil P. Regan: 38,421,850 shares with shared power to vote or to direct the vote; 4,492,950 shares with sole power to vote or to direct the vote; 38,421,850 shares with shared power to dispose or to direct the disposition of; 4,492,950 shares with the sole power to dispose or to direct the disposition of

             Regan Partners, L.P.: 21,890,500 shares with shared power to vote or to direct the vote; 0 shares with sole power to vote or to direct the vote; 21,890,500 shares with shared power to dispose or to direct the disposition of; 0 shares with the sole power to dispose or to direct the disposition of

             Regan International Fund Limited and Regan Fund Management Ltd: 12,038,400 shares with shared power to vote or to direct the vote; 0 shares with sole power to vote or to direct the vote; 12,038,400 shares with shared power to dispose or to direct the disposition of; 0 shares with the sole power to dispose or to direct the disposition of

Item 5.  Ownership of Five Percent or Less of a Class.

             N/A

Item 6.  Ownership of More than Five Percent on Behalf of
Another Person.

             N/A

Item 7.  Identification and Classification of the Subsidiary
Which Acquired the Security Being Reported by the Parent
Holding Company.

             N/A

Item 8.  Identification and Classification of Members of the
Group.

             N/A

Item 9.  Notice of Dissolution of the Group.

             N/A

Item 10.

         Certification for Rule 13d-1(c): By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




    REGAN PARTNERS, L.P.

      By:  /s/ Basil P. Regan
          _________________________
          Basil P. Regan, General Partner


    REGAN INTERNATIONAL FUND LIMITED

      By:  Regan Fund Management Ltd.


      By:  /s/ Basil P. Regan
          ____________________________
          Basil P. Regan, President


    REGAN FUND MANAGEMENT LTD.

      By:  /s/ Basil P. Regan
          ____________________________
          Basil P. Regan, President


           /s/ Basil P. Regan
         _________________________
         Basil P. Regan


    January 21, 1999
    __________________
    Date

                         AGREEMENT

         The undersigned agree that this Schedule 13G dated

January 21, 1999 relating to the Common Stock of Hanover

Direct, Inc. shall be filed on behalf of the undersigned.


                             REGAN PARTNERS, L.P.

                               By:   /s/ Basil P. Regan
                                  _______________________________
                                  Basil P. Regan, General Partner


                             REGAN INTERNATIONAL FUND LIMITED

                               By:  Regan Fund Management Ltd.


                               By:  /s/ Basil P. Regan
                                  ____________________________
                                  Basil P. Regan, President


                             REGAN FUND MANAGEMENT LTD.

                               By:  /s/ Basil P. Regan
                                  ____________________________
                                  Basil P. Regan, President


                                    /s/ Basil P. Regan
                                  _______________________________
                                  Basil P. Regan















                              -14-
01394002.AN2